SECURITIES AND EXCHANGE COMMISSION
                           Washington DC 20549

                                FORM N-8A

                       NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8 (A) OF THE
                      INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
     Hughes Funds, Incorporated

Address of Principal Business Office:
     741 Cox Road
     Moorestown NJ  08057

Telephone Number:
     609-234-3903

Name and Address of Agent for Service of Process:
     Charles J Hughes
     Hughes Investment Advisors LLC
     741 Cox Road
     Moorestown NJ  08057

Check Appropriate Box:
Registrant is filing a Registration Statement Pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [x]        No [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Moorestown and state of New Jersey on the 23rd day of January 1998.

                                         Signature      Hughes Funds, Inc.
                                                BY      Charles J Hughes
                                                        President
Attest:  Frank G Solecki
Attest:  Secretary